UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 24, 2004 (September 20, 2004)

Radiologix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23311	75-2648089
(Commission File Number)	(IRS Employer Identification No.)

3600 JP Morgan Chase Tower
2200 Ross Avenue
Dallas, Texas	75201-2776
(Address of Principal Executive Offices)	(Zip Code)

(214) 303-2776

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

In connection with the resignation of Stephen D. Linehan as Chief Executive Officer, President and a director of Radiologix, Inc. (“Radiologix”), which resignation is described below under Item 5.02 and which description is incorporated by reference in its entirety into this Item 1.01, Radiologix entered into a Resignation Agreement and Release with Mr. Linehan on September 20, 2004 (the “Resignation Agreement”). Pursuant to the Resignation Agreement, Radiologix and Mr. Linehan agreed to terminate the Employment Agreement, dated as of February 6, 2003, between them (the “Employment Agreement”).

As consideration for the releases and covenants provided by Mr. Linehan in the Resignation Agreement, Radiologix has agreed:

•	that the stock option granted to Mr. Linehan pursuant to that certain Stock Option Agreement, dated as of February 6, 2003, between Radiologix and Mr. Linehan shall, to the extent exercisable immediately prior to the effective date of the Resignation Agreement (the “Effective Date”), remain exercisable until September 20, 2005; and

•	to pay to Mr. Linehan $235,000 in cash as wages, less the required state and federal deductions.

Pursuant to the Resignation Agreement, Mr. Linehan has agreed:

•	to continue to be bound by his Confidentiality, Proprietary Information and Inventions Agreement, dated as of February 5, 2003, with Radiologix; and

•	that Section 5.2(c) of his Employment Agreement, pursuant to which Mr. Linehan agreed not to compete against Radiologix and not to solicit certain parties for one year after the termination of his employment with Radiologix, will remain in full force and effect with the one-year period beginning on the Effective Date.

Mr. Linehan also agreed in the Resignation Agreement to release Radiologix from any claims he may have against Radiologix arising out of his hiring, his employment or the termination of his employment and certain state and federal employment laws. However, Mr. Linehan will retain his right to enforce the Resignation Agreement, his rights pursuant to his Indemnification Agreement, dated as of February 6, 2004, with Radiologix, and his rights to indemnification under Radiologix’s charter, bylaws or any other applicable policy, including any applicable director and officer insurance policy.

Radiologix agreed to release Mr. Linehan from all claims Radiologix may have against him as of the Effective Date, other than claims that arose out of an action or omission of Mr. Linehan (i) made in bad faith; (ii) made without a reasonable belief that the action or omission was in the best interests of Radiologix; or (iii) that was unlawful or illegal.

A copy of the Resignation Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated here by reference.

Item 1.02	Termination of Material Definitive Agreement

In connection with the resignation of Mr. Linehan as Chief Executive Officer, President and a director of Radiologix, which resignation is described below under Item 5.02 and which description is incorporated by reference in its entirety into this Item 1.02, and pursuant to the terms of the Resignation Agreement, Mr. Linehan and Radiologix terminated the Employment Agreement as of the Effective Date.

Pursuant to the Employment Agreement, Mr. Linehan received an annual base salary of $440,000. Mr. Linehan was also entitled to receive a $125,000 bonus at the end of the first year of his employment with Radiologix.

The Employment Agreement provided that if Radiologix terminated Mr. Linehan (i) other than for cause or (ii) upon disability, or if Mr. Linehan voluntarily terminated his employment due to an adverse change in duties or a Radiologix violation of the Employment Agreement, Radiologix would have been required to pay Mr. Linehan one year of his then annual base salary in one lump sum, plus all accrued but unpaid wages and expense reimbursements. If Mr. Linehan’s employment terminated following a change in control transaction (as defined in the Employment Agreement), then Radiologix would have been required to pay Mr. Linehan two times his then annual base salary and two times the amount of Mr. Linehan’s most recent bonus, as well as provide up to two years of other employee benefits. The Employment Agreement also contained a covenant not to compete with Radiologix for a period of one year following termination of Mr. Linehan’s employment, which covenant, pursuant to the terms of the Resignation Agreement, will continue in full force and effect.

The termination of the Employment Agreement prior to the expiration of its term will not cause Radiologix to incur any early termination penalties of any kind, and all post-employment matters between Radiologix and Mr. Linehan are governed by the Resignation Agreement.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 21, 2004, Radiologix notified the American Stock Exchange of the appointment of Marvin S. Cadwell, the Chairman of the Board of Directors of Radiologix, as Radiologix’s interim Chief Executive Officer. He was also a member of the Board’s Audit Committee. Because Mr. Cadwell will be serving as interim Chief Executive Officer, he will not be considered an “independent” director of Radiologix under the American Stock Exchange’s continued listing requirements. If Mr. Cadwell had remained a member of the Audit Committee during his service as interim Chief Executive Officer, Radiologix would fail to satisfy Section 803 of the American Stock Exchange’s continued listing requirements, which requires that members of an American Stock Exchange-listed company’s audit committee be composed solely of independent directors. To avoid such non-compliance, Mr. Cadwell resigned from the Audit Committee until a replacement for Mr. Linehan is selected. As a result of Mr. Cadwell’s resignation, the Audit Committee consists of only two members, one fewer than Section 803 requires.

The American Stock Exchange has granted Radiologix a 90-day waiver of the requirement that the Audit Committee consist of three members to allow Radiologix to complete its search for a replacement for Mr. Linehan. When Radiologix hires a new Chief Executive Officer, Mr. Cadwell will resign as interim Chief Executive Officer, reacquire his independent status, and resume his membership on the Audit Committee.

Mr. Cadwell is also a member of the Nominations and Governance Committee and Compensation and Stock Plan Administration Committee of the Board. Although he will not be an independent director under Sections 804 and 805 of the continued listing requirements, which require that members of the nominating and compensation committees, respectively, be composed solely of independent directors, the

Board has determined that, because of Mr. Cadwell’s knowledge of Radiologix and his experience, Mr. Cadwell’s membership on these Committees is required by the best interests of Radiologix and its shareholders.

A more detailed discussion of the appointment of Mr. Cadwell as Radiologix’s interim Chief Executive Officer may be found under Item 5.02 below, which description is incorporated by reference in its entirety into this Item 3.01.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 20, 2004, Mr. Linehan resigned as Chief Executive Officer, President and a director of Radiologix to pursue other business and personal interests. Effective as of the same date, Radiologix appointed Mr. Cadwell, to act as Radiologix’s interim Chief Executive Officer while Radiologix conducts a search for Mr. Linehan’s replacement.

Mr. Cadwell will be compensated for his work as Radiologix’s interim Chief Executive Officer on a per diem rate equal to the base salary and benefits that Radiologix paid to Mr. Linehan under the Employment Agreement. Mr. Cadwell has not entered into an employment agreement with Radiologix.

Mr. Cadwell, age 61, has served as a director of Radiologix since June 2002. He was appointed Chairman of the Board in December 2002. From December 2001 until November 2002, Mr. Cadwell served as Chief Executive Officer of SoftWatch, Ltd., a company that provides internet software for the healthcare industry. From August 1995 until September 2000, Mr. Cadwell was President, Chief Executive Officer and a director of Shared Medical Systems Corporation, an application service provider (ASP) that supplied information systems to healthcare providers. He served as President and a director of that company starting in April 1995, and held a series of executive positions for various operations starting in 1975. Since July 2003, he has served as a director of ChartOne, Inc., a private company that provides patient chart management services to the health industry. Since 2001, Mr. Cadwell has also served as a director of eHealth Contracts, Inc., which provides contract management software to hospitals. He received his B.S. in Management from Wayne State University.

On September 20, 2004, Radiologix issued a press release regarding Mr. Linehan’s resignation and Mr. Cadwell’s appointment, a copy of which press release is filed as Exhibit 99.1 to this periodic report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are furnished with this Form 8-K.

10.1	Resignation Agreement and Release, between Radiologix, Inc. and Stephen D. Linehan, dated September 20, 2004.

99.1	Press Release, dated September 21, 2004, relating to the resignation of Stephen D. Linehan and the appointment of Marvin S. Cadwell.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIOLOGIX, INC.

Date: September 24, 2004	By:	/s/ Michael L. Silhol
Name: Michael L. Silhol Title: Senior Vice President, General Counsel, and Secretary